News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:  Immediately
Date:  August 5, 2010
Contact:  Clemente Teng
(818) 244-8080

Public Storage Reports Results for the Second Quarter Ended June 30, 2010

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the second quarter ended June 30, 2010.

Operating Results for the Three Months Ended June 30, 2010

For the three months ended June 30, 2010, net income allocable to our common shareholders was $60.8 million or $0.36 per diluted common share, compared to $135.5 million or $0.80 per diluted common share, for the same period in 2009, representing a decrease of $74.7 million or $0.44 per common share.  This decrease is primarily due to a foreign currency exchange loss of $49.2 million during the quarter ended June 30, 2010 as compared to a foreign currency exchange gain of $33.2 million during the same period in 2009. These foreign exchange gains or losses result from changes in the U.S. Dollar equivalent of our note receivable from Shurgard Europe due to changes in the U.S. Dollar to Euro exchange rate.

Revenues for the Same Store Facilities (see table below) decreased 0.2% or $0.8 million in the quarter ended June 30, 2010 as compared to the same period in 2009, primarily due to a 1.5% reduction in realized rent per occupied square foot, offset partially by a 1.1% increase in average occupancy.  Cost of operations for the Same Store Facilities increased 2.2% or $2.6 million in the quarter ended June 30, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities decreased 1.5% or $3.4 million in the quarter ended June 30, 2010 as compared to the same period in 2009.

Operating Results for the Six Months Ended June 30, 2010

For the six months ended June 30, 2010, net income allocable to our common shareholders was $95.6 million or $0.56 per diluted common share, compared to $295.0 million or $1.75 per diluted common share, for the same period in 2009, representing a decrease of $199.4 million or $1.19 per common share.  This decrease is primarily due to (i) an increased foreign currency exchange loss of $84.0 million during the six months ended June 30, 2010 compared to $1.5 million during the same period in 2009, (ii) an aggregate $31.9 million reduction in income allocated to our common shareholders, and an increase in income allocated to the shareholders of redeemed securities, (including our equity share of PS Business Park’s redemptions) in applying EITF D-42 to the redemption of securities in the six months ended June 30, 2010, as compared to a $94.5 million increase in income allocated to our common shareholders from the shareholders of redeemed securities (including our equity share of PS Business Park’s redemptions), in applying EITF D-42 to the redemption of securities in the same period in 2009.

Revenues for the Same Store Facilities decreased 1.2% or $8.4 million in the six months ended June 30, 2010 as compared to the same period in 2009, primarily due to a 2.3% reduction in realized rent per occupied square foot, partially offset by a 0.9% increase in average occupancy.  Cost of operations for the Same Store Facilities increased 0.7% or $1.8 million in the six months ended June 30, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities decreased 2.2% or $10.2 million in the six months ended June 30, 2010 as compared to the same period in 2009.

Funds from Operations

For the three months ended June 30, 2010, funds from operations (“FFO”) was $0.92 per common share on a diluted basis as compared to $1.40 per common share for the same period in 2009, representing a decrease of $0.48 per common share or 34.3%.

For the three months ended June 30, 2010, FFO was impacted by (i) a $6.1 million reduction in applying EITF D-42 to the redemption of our preferred securities, including our equity share of PSB’s redemptions, (ii) a foreign currency exchange loss totaling $49.2 million (compared to a gain of $33.2 million for the same period in 2009), (iii) incremental general and administrative expenses associated with the acquisition of real estate facilities totaling $1.6 million and (iv) a $1.5 million impairment charge (as compared to an $8.2 million impairment charge during the same period in 2009).

For the six months ended June 30, 2010, FFO was $1.69 per common share on a diluted basis as compared to $2.91 per common share for the same period in 2009, representing a decrease of $1.22 per common share or 41.9%.

For the six months ended June 30, 2010, FFO was impacted by (i) a $31.9 million reduction in applying EITF D-42 to the redemption of preferred shares and our Equity Shares, Series A, including our equity share of PSB’s redemptions (compared to an aggregate $94.5 million increase recorded for our redemption, and our equity share of PSB’s redemption, of preferred equity in the same period in 2009), (ii) a foreign currency exchange loss totaling $84.0 million (compared to a loss of $1.5 million for the same period in 2009), (iii) incremental general and administrative expense associated with the acquisition of real estate facilities totaling $1.6 million and (iv) a $2.5 million impairment of long-lived assets (as compared to $8.2 million during the same period in 2009).

For the six months ended June 30, 2009, FFO was further impacted by (i) a $4.1 million gain on the early extinguishment of debt, and (ii) costs incurred to terminate and wind down our truck rental operations of $3.5 million.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Percentage Change	2010	2009	Percentage Change

FFO per common share prior to adjustments for the following items	$1.27	$1.25	1.6%	$2.41	$2.41

Application of EITF D-42 to the redemption of securities, including our equity share from PSB	(0.04)	-		(0.19)	0.56
Foreign currency exchange (loss) gain	(0.29)	0.20		(0.50)	(0.01)
Incremental general and administrative expenses resulting from property acquisitions	(0.01)	-		(0.01)	-
Impairment of long-lived assets	(0.01)	(0.05)		(0.02)	(0.05)
Gain on early extinguishment of debt	-	-		-	0.02
Costs incurred to terminate truck rental operations	-	-		-	(0.02)

FFO per common share, as reported	$0.92	$1.40	(34.3)%	$1.69	$2.91	(41.9)%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represents those 1,925 facilities that are stabilized and owned since January 1, 2008 and therefore provide meaningful comparisons for 2008, 2009, and 2010.  The following table summarizes the historical operating results of these 1,925 facilities (120.3 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2010.

Selected Operating Data for the Same Store Facilities (1,925 Facilities):	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Percentage Change	2010	2009	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$337,279	$338,815	(0.5)%	$668,513	$678,285	(1.4)%
Late charges and administrative fees collected	17,107	16,364	4.5%	33,706	32,383	4.1%
Total revenues (a)	354,386	355,179	(0.2)%	702,219	710,668	(1.2)%

Cost of operations:
Property taxes	38,748	37,498	3.3%	78,703	76,080	3.4%
Direct property payroll	24,414	23,880	2.2%	49,067	48,799	0.5%
Media advertising	6,408	7,351	(12.8)%	11,657	15,659	(25.6)%
Other advertising and promotion	6,521	6,060	7.6%	11,525	10,773	7.0%
Utilities	7,804	8,127	(4.0)%	17,245	17,963	(4.0)%
Repairs and maintenance	10,598	9,381	13.0%	23,520	20,288	15.9%
Telephone reservation center	2,863	2,887	(0.8)%	5,614	5,750	(2.4)%
Property insurance	2,549	2,623	(2.8)%	4,899	5,384	(9.0)%
Other costs of management (a)	21,504	20,965	2.6%	45,716	45,488	0.5%
Total cost of operations (a)	121,409	118,772	2.2%	247,946	246,184	0.7%

Net operating income (b)	$232,977	$236,407	(1.5)%	$454,273	$464,484	(2.2)%

Gross margin	65.7%	66.6%	(1.4)%	64.7%	65.4%	(1.1)%
Weighted average for the period:
Square foot occupancy (c)	91.0%	90.0%	1.1%	89.7%	88.9%	0.9%
Realized annual rent per occupied square foot (d) (f)	$12.32	$12.51	(1.5)%	$12.39	$12.68	(2.3)%
REVPAF (e) (f)	$11.21	$11.26	(0.4)%	$11.11	$11.27	(1.4)%

Weighted average at June 30:
Square foot occupancy				91.8%	90.7%	1.2%
In place annual rent per occupied square foot (g)				$13.55	$13.60	(0.4)%
Total net rentable square feet (in thousands)				120,328	120,328	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2010	$347,833	$354,386
2009	$355,489	$355,179	$360,747	$351,923	$1,423,338

Total cost of operations (in 000’s):
2010	$126,537	$121,409
2009	$127,412	$118,772	$115,678	$102,179	$464,041

Property taxes (in 000’s):
2010	$39,955	$38,748
2009	$38,582	$37,498	$38,007	$29,174	$143,261

Media advertising (in 000’s):
2010	$5,249	$6,408
2009	$8,308	$7,351	$3,532	$987	$20,178

Other advertising and promotion (in 000’s):
2010	$5,004	$6,521
2009	$4,713	$6,060	$5,042	$4,650	$20,465

REVPAF:
2010	$11.01	$11.21
2009	$11.28	$11.26	$11.41	$11.16	$11.28

Weighted average realized annual rent per occupied square foot for the period:
2010	$12.46	$12.32
2009	$12.84	$12.51	$12.73	$12.75	$12.71

Weighted average square foot occupancy levels for the period:
2010	88.4%	91.0%
2009	87.9%	90.0%	89.6%	87.5%	88.7%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method.

At June 30, 2010, Shurgard Europe had an interest in 187 facilities (10 million net rentable square feet) located in seven Western European countries.  Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately €217 million ($265 million) of outstanding debt at June 30, 2010.  The loans are payable to various banks and do not have recourse to Shurgard Europe.  One of the JV loans, totaling €102 million ($125 million), is due May 2011.  In July 2010, the other JV loan, totaling €115 million ($140 million) was refinanced with interest rates and terms that were similar to the previous loan, and matures in July 2013.

Our existing €390.8 million loan ($477.0 million at June 30, 2010) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  The interest rate until October 31, 2009 was 7.5%, and was increased to 9.0% in connection with an extension of this loan.  The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.

Acquisition of Self-Storage Facilities

As of June 30, 2010, we completed the portfolio acquisition of 30 self-storage facilities for approximately $194 million, which included the assumption of approximately $80 million of debt.    Twenty-eight of the facilities (1.8 million square feet) are located in the Los Angeles area and the surrounding communities of Southern California. The other two facilities (106,000 square feet) are located in the Chicago area. We expect to incur approximately $12 million in capital expenditures in the year following acquisition to rebrand and improve these properties to our standards.  We incurred approximately $1.6 million in transaction-related expenses which are included in general and administrative expense, in the three months ending June 30, 2010.  During the quarter, we also completed the acquisition of a 75,000 square foot self-storage facility in Atlanta for approximately $4 million.

We are currently under contract to acquire seven properties for approximately $27 million.  Four of these properties are located in California, with the remainder of the facilities located in Hawaii, Illinois and Louisiana.  We expect the acquisition of these properties will close late in the third quarter.  The contracts to acquire these facilities are subject to customary closing conditions, and there can be no assurance that we will be able to complete these acquisitions.

Capital Activities

As previously announced, on April 15, 2010 we redeemed all outstanding depositary shares representing interests in our Equity Shares, Series A (NYSE:PSA.A) at $24.50 per share, for a total redemption price of $205.4 million.  In applying EITF D-42 to this redemption, we allocated $25.7 million of income from our common shareholders to the holders of the Equity Shares, Series A, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ended March 31, 2010 when the securities were called for redemption.

As previously announced, on May 18, 2010 we redeemed all outstanding depositary shares representing interests in our 7.500% Cumulative Preferred Shares, Series V, for an aggregate redemption amount, before payment of accrued dividends, of $155 million.  In applying EITF D-42 to this redemption, we allocated approximately $5.1 million of income from our common shareholders to the holders of our Preferred Shares, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ended June 30, 2010.

As previously announced, on April 13, 2010, we issued 5,800,000 depositary shares (including the subsequent exercise, in part, of the underwriter’s over-allotment option) at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.875% Cumulative Preferred Share of Beneficial Interest, Series O. The offering resulted in net proceeds of approximately $140 million.

Liquidity Position

At June 30, 2010, we had approximately $474 million of cash, $95 million invested in short-term corporate notes and have access to our $300 million line of credit which does not expire until March 27, 2012.  Our capital commitments after June 30, 2010, for the next year of approximately $169 million include (i) $142 million in principal payments on debt and (ii) $27 million for the aforementioned acquisition of seven facilities.   We have no further significant commitments until 2013, when $266 million of existing debt comes due.

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the quarter ended June 30, 2010, our funds from operations available to distribute to common shareholders (“FAD”) exceeded our regular common distributions by approximately $48 million.  Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

Distributions Declared

On August 5, 2010, our Board of Trustees declared a regular common dividend of $0.80 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 30, 2010, to shareholders of record as of September 15, 2010.

Second Quarter Conference Call

A conference call is scheduled for Friday, August 6, 2010, at 10:00 A.M. (PDT) to discuss the second quarter ended June 30, 2010 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 88441244).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations Upcoming Events”.  A replay of the conference call may be accessed through August 20, 2010 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations Webcasts.” All forms of replay utilize conference ID number 88441244.

About Public Storage

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2010, the Company had interests in 2,037 self-storage facilities located in 38 states with approximately 129 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21  million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2010.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Form 10-Q for the period ended June 30, 2010 expected to be filed on or before August 9, 2010, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage rental income	$373,858	$370,853	$738,236	$741,320
Ancillary operations	27,077	28,106	52,235	53,941
Interest and other income	7,032	7,516	15,248	15,149
	407,967	406,475	805,719	810,410
Expenses:
Cost of operations:
Self-storage facilities	127,878	124,164	260,414	257,284
Ancillary operations	9,539	10,374	17,969	20,027
Depreciation and amortization	85,039	83,639	169,711	168,174
General and administrative	10,081	8,199	20,158	17,878
Interest expense	7,278	7,288	14,617	15,416
	239,815	233,664	482,869	478,779
Income from continuing operations before equity in earnings of real estate entities, gain on disposition of real estate investments or early redemption of debt, asset impairment charges, and foreign currency exchange (loss) gain	168,152	172,811	322,850	331,631
Equity in earnings of real estate entities (a)	8,788	7,398	18,749	30,209
Gain on disposition of real estate investments	63	-	396	2,722
Gain on early redemption of debt	283	-	283	4,114
Asset impairment charges (b)	(1,338)	-	(1,949)	-
Foreign currency exchange (loss) gain (c)	(49,204)	33,205	(84,047)	(1,528)
Income from continuing operations	126,744	213,414	256,282	367,148
Discontinued operations (d)	4,432	(8,027)	4,811	(8,332)
Net income	$131,176	$205,387	$261,093	$358,816
Net income allocable (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,813)	(1,813)	(3,625)	(5,830)
Preferred unitholders, based upon redemptions (e)	-	-	-	72,000
Other noncontrolling interests in subsidiaries	(4,325)	(4,402)	(8,469)	(8,812)
Net income allocable to Public Storage Shareholders	$125,038	$199,172	$248,999	$416,174
Allocation of net income to (from) Public Storage Shareholders:
Preferred shareholders, based on distribution paid	$58,879	$58,108	$116,987	$116,216
Preferred shareholders, based on redemptions (e)	5,063	-	5,063	(6,218)
Equity Shares, Series A	-	5,131	5,131	10,262
Equity Shares, Series A, based on redemptions (f)	-	-	25,746	-
Restricted share units	259	446	497	932
Common shareholders	60,837	135,487	95,575	294,982
	$125,038	$199,172	$248,999	$416,174
Per common share:
Net income per share – Basic	$0.36	$0.80	$0.57	$1.75
Net income per share – Diluted	$0.36	$0.80	$0.56	$1.75
Weighted average common shares – Basic	168,804	168,348	168,641	168,330
Weighted average common shares – Diluted	169,629	168,528	169,470	168,501

(a)
Equity in earnings of real estate entities for the three months and six months ended June 30, 2010 includes a $1.0 million reduction (our pro rata share) related to PS Business Parks’ application of EITF D-42 to repurchases of its preferred securities.   Equity in earnings of real estate entities for the three months and six months ended June 30, 2009 includes a $16.3 million increase (our pro rata share) related to PS Business Parks’ application of EITF D-42 to repurchases of its preferred securities.

(b)
Amounts for the three and six months ended June 30, 1010, primarily represent an impairment charge related to a land-leased self-storage facility that is expected to be discontinued in the next year upon expiration of the lease, which we do not expect to be renewed by the landlord.

(c)
Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(d)
In addition to the pre-disposal operations of our containerized storage and truck operations that were discontinued in 2009, as well as the operations of certain self-storage facilities that were discontinued, discontinued operations for the periods above includes the following items:  (i) gain on disposition of discontinued self-storage facilities totaling approximately $4.7 million and $5.1 million for the three and six months ended June 30, 2010, respectively, compared to a gain of $4.2 million, for the six months ended June 30, 2009, (ii)  $3.5 million in costs associated with the disposal of trucks recorded in the six months ended June 30, 2009, and (iii) impairment charges associated with terminated ground leases totaling $0.2 million and $0.6 million for the three and six months ended June 30, 2010, respectively, compared to $8.2 million recorded for each of the three and six months ended June 30, 2009.

(e)
During the three months ended June 30, 2010, we called for redemption our Preferred Shares, Series V for an amount that was $5.1 million higher than the original issue proceeds of these preferred shares and, accordingly, we recorded an allocation of income from our common shareholders to the preferred shareholders of $5.1 million.  During the three months ended March 31, 2009, we repurchased various series of our preferred shares and units for an aggregate of $170.5 million.  The amount paid was approximately $78.2 million lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million.

(f)
During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A for an aggregate of $205.4 million. The amount paid was approximately $25.7 million higher than the original issue proceeds and, accordingly, we recorded an allocation of income from the common shareholders to the Equity Shares, Series A shareholders of $25.7 million.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	June 30, 2010 (unaudited)	December 31, 2009
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$474,336	$763,789
Marketable securities	94,888	-
Operating real estate facilities:
Land and buildings, at cost	10,502,090	10,292,955
Accumulated depreciation	(2,889,931)	(2,734,449)
	7,612,159	7,558,506
Construction in process	6,237	3,527
	7,618,396	7,562,033

Investment in real estate entities	586,936	612,316
Goodwill	174,634	174,634
Intangible assets, net	50,062	38,270
Loan receivable from Shurgard Europe	477,031	561,703
Other assets	93,230	92,900
Total assets	$9,569,513	$9,805,645
LIABILITIES AND EQUITY
Notes payable	$593,275	$518,889
Accrued and other liabilities	231,759	212,253
Total liabilities	825,034	731,142

Redeemable noncontrolling interests in subsidiaries	13,151	13,122

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 885,740 shares issued (in series) and outstanding (886,140 at December 31, 2009), at liquidation preference	3,389,777	3,399,777
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 168,954,925 shares issued and outstanding (168,405,539 at December 31, 2009)	16,897	16,842
Equity Shares of beneficial interest, Series A, $0.01 par value, 100,000,000 shares authorized, none outstanding (8,377.193 shares issued and outstanding at December 31, 2009)	-	-
Paid-in capital	5,499,452	5,680,549
Accumulated deficit	(272,485)	(153,759)
Accumulated other comprehensive loss	(35,251)	(15,002)
Total Public Storage shareholders’ equity	8,598,390	8,928,407
Equity of permanent noncontrolling interests in subsidiaries:
Preferred partnership units	100,000	100,000
Other interests	32,938	32,974
Total equity	8,731,328	9,061,381
Total liabilities and equity	$9,569,513	$9,805,645

Shurgard Europe Same Store Selected Operating Data

Shurgard Europe has an ownership interest in 187 facilities located in Europe.  Since January 1, 2008, 93 of these facilities (the “Europe Same Store Facilities”) have been operating on a stabilized basis.  During the quarter ended June 30, 2010, we removed a facility from the Europe Same Store Facilities because it was no longer stabilized, and as a result the number of such facilities declined from 94 to 93. The following table reflects the operating results of these 93 facilities.  Comparisons should not be made between this group of 93 facilities and amounts presented for the former group of 94 facilities. We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 93 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2008: (unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009 (a)	Percentage Change	2010	2009 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$26,923	$26,379	2.1%	$55,716	$54,799	1.7%
Late charges and administrative fees collected	473	425	11.3%	937	887	5.6%
Total revenues (b)	27,396	26,804	2.2%	56,653	55,686	1.7%

Cost of operations:
Property taxes	1,330	1,387	(4.1)%	2,794	2,858	(2.2)%
Direct property payroll	3,299	3,221	2.4%	6,593	6,740	(2.2)%
Advertising and promotion	736	1,429	(48.5)%	1,732	2,993	(42.1)%
Utilities	520	503	3.4%	1,301	1,316	(1.1)%
Repairs and maintenance	670	683	(1.9)%	1,397	1,536	(9.0)%
Property insurance	154	171	(9.9)%	317	347	(8.6)%
Other costs of management	4,156	4,059	2.4%	8,656	8,145	6.3%
Total cost of operations (b)	10,865	11,453	(5.1)%	22,790	23,935	(4.8)%

Net operating income (excluding depreciation and amortization) (c)	$16,531	$15,351	7.7%	$33,863	$31,751	6.7%

Gross margin	60.3%	57.3%	5.2%	59.8%	57.0%	4.9%
Weighted average for the period:
Square foot occupancy (d)	85.0%	86.1%	(1.3)%	85.3%	85.4%	(0.1)%
Realized annual rent per occupied square foot (e) (g)	$24.82	$24.01	3.4%	$25.59	$25.14	1.8%
REVPAF (f) (g)	$21.10	$20.67	2.1%	$21.83	$21.47	1.7%

Weighted average at June 30:
Square foot occupancy				85.5%	87.0%	(1.7)%
In place annual rent per occupied square foot (h)				$26.52	$25.53	3.9%
Total net rentable square feet (in thousands)				5,104	5,104	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.273	1.273	-	1.329	1.329	-
Actual historical exchange rates	1.273	1.361	(6.5)%	1.329	1.334	(0.4)%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three and six months ended June 30, 2009 have been restated using the actual exchange rate for the same periods in 2010.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$131,176	$205,387	$261,093	$358,816
Add back – depreciation and amortization	85,039	83,639	169,711	168,174
Add back – depreciation and amortization included in Discontinued Operations	166	645	380	1,310
Eliminate – depreciation with respect to non-real estate assets	-	(54)	-	(114)
Eliminate – gain on sale of real estate investments	(63)	-	(396)	(2,722)
Eliminate – gain on sale of real estate included in Discontinued Operations	(4,650)	-	(5,087)	(4,181)
Eliminate – gain on our share of PSB’s sale of real estate	-	(675)	(2,112)	(675)
Add back – Depreciation from unconsolidated real estate investments	14,987	16,939	30,307	34,571
Consolidated FFO allocable to our equity holders	226,655	305,881	453,896	555,179
Less: allocations of FFO (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,813)	(1,813)	(3,625)	(5,830)
Preferred unitholders, based upon redemptions	-	-	-	72,000
Other noncontrolling equity interests in subsidiaries	(4,668)	(4,862)	(9,265)	(9,741)
Consolidated FFO allocable to Public Storage shareholders	220,174	299,206	441,006	611,608
Less: allocations of FFO (to) from:
Preferred shareholders, based on distributions paid	(58,879)	(58,108)	(116,987)	(116,216)
Preferred shareholders, based on redemptions	(5,063)	-	(5,063)	6,218
Restricted share unit holders	(551)	(834)	(1,157)	(1,670)
Equity Shares, Series A, based on distributions paid	-	(5,131)	(5,131)	(10,262)
Equity Shares, Series A, based on redemption	-	-	(25,746)	-
Remaining FFO allocable to Common Shares (a)	$155,681	$235,133	$286,922	$489,678
Weighted average shares:
Regular common shares	168,804	168,348	168,641	168,330
Weighted average share options outstanding using treasury method	825	180	829	171
Weighted average common shares for purposes of computing fully-diluted FFO per common share	169,629	168,528	169,470	168,501
FFO per diluted common share (a)	$0.92	$1.40	$1.69	$2.91

(a)
 Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$155,681	$235,133	$286,922	$489,678
Add: Non-cash share-based compensation expense	3,171	3,480	5,803	6,093
Eliminate: Non-cash asset impairment charges	1,536	8,205	2,544	8,205
Eliminate: Non-cash foreign currency exchange (gains) losses	49,204	(33,205)	84,047	1,528
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share of PSB’s redemption activities	6,112	-	31,858	(94,502)
Less: Aggregate capital expenditures	(32,190)	(24,076)	(37,002)	(32,575)

Funds available for distribution (“FAD”) (b)	$183,514	$189,537	$374,172	$378,427

Distribution to common shareholders (c)	$135,126	$92,594	$244,665	$185,176

Distribution payout ratio (b)	73.6%	48.9%	65.4%	48.9%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Stock, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received a dividend of $0.80 per common share for the three months ended June 30, 2010 and $0.65 per common share for the three month ended March 31, 2010, as compared to $0.55 per common share for the same periods in 2009.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data to
Consolidated Data of the Company
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Amounts in thousands)
Revenues for:
Same Store facilities	$354,386	$355,179	$702,219	$710,668
Other facilities (a)	19,472	15,674	36,017	30,652

Self-storage revenues (b)	373,858	370,853	738,236	741,320
Self-storage cost of operations for:
Same Store facilities	121,409	118,772	247,946	246,184
Other facilities (a)	6,469	5,392	12,468	11,100

Self-storage cost of operations (b)	127,878	124,164	260,414	257,284
Net operating income for:
Same Store facilities	232,977	236,407	454,273	464,484
Other facilities (a)	13,003	10,282	23,549	19,552

Consolidated net operating income (c)	245,980	246,689	477,822	484,036
Ancillary revenues	27,077	28,106	52,235	53,941
Interest and other income	7,032	7,516	15,248	15,149
Ancillary cost of operations	(9,539)	(10,374)	(17,969)	(20,027)
Depreciation and amortization	(85,039)	(83,639)	(169,711)	(168,174)
General and administrative expense	(10,081)	(8,199)	(20,158)	(17,878)
Interest expense	(7,278)	(7,288)	(14,617)	(15,416)
Equity in earnings of real estate entities	8,788	7,398	18,749	30,209
Gain on disposition of real estate investments, net	63	-	396	2,722
Gain on early retirement of debt	283	-	283	4,114
Foreign currency exchange loss	(49,204)	33,205	(84,047)	(1,528)
Asset impairment charges	(1,338)	-	(1,949)	-
Discontinued operations	4,432	(8,027)	4,811	(8,332)
Consolidated net income of the Company	$131,176	$205,387	$261,093	$358,816

(a)
We consolidate the operating results of 94 additional self-storage facilities that are not Same Store Facilities.  Included in the tables above for the three and six month periods ended June 30, 2010, are $2,279,000 in revenues, and $818,000 in cost of operations, for the 31 self-storage facilities that we acquired in the three months ended June 30, 2010.

(b)	Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.